Exhibit 23.2

Independent Auditors’ Consent

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Revolution Lighting Technologies, Inc. of our report dated March 22, 2013, with respect to the balance sheets of Seesmart Technologies, Inc. as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, which report appears in the Form 8-K/A of Revolution Lighting Technologies Inc. dated March 22, 2013, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 22, 2013 contains an explanatory paragraph stating that on December 20, 2012, Seesmart Technologies, Inc. was acquired by Revolution Lighting Technologies, Inc.

/s/ KPMG LLP

Los Angeles, California
October 21, 2014